UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 11, 2007

LIBERTY STAR URANIUM & METALS CORP.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-50071

(Commission File Number)

90-0175540

(IRS Employer Identification No.)

3024 E. Fort Lowell Road, Tucson, Arizona 85716

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 520-731-8786

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities

On May 11, 2007, we issued 8% Unsecured Convertible Promissory Notes, for gross proceeds of $4,400,000. In conjunction with this financing, we issued 6,769,228 common share purchase warrants exercisable for five years at an exercise price of $0.75. We paid a finder’s fee of 7% in cash and issued 338,461 five year common share purchase warrants, exercisable at $0.75 to Hunter Wise Securities, LLC. We also paid a due diligence fee of $66,000.

The 8% Unsecured Convertible Notes, which mature on May 11, 2009, are convertible by the Noteholders into common shares at a fixed conversion price of $0.65 per share. .

Amortizing payments of the outstanding principal amount of the Notes and accrued interest commence on the nine month anniversary date of the Notes and on the same day of each month thereafter until the principal amount has

CW1203607.1

been repaid in full, whether by the payment of cash or by the conversion of the principal amount and interest into Common Stock. Each month the Company is required to pay one sixteenth of the initial principal amount plus interest. There are limitations on the number of shares that can be issued by the Company in payment of principal and interest, tied to the volume of common stock traded on the Company’s principal trading market. Should the Company repay the Notes and accrued interest by the conversion of the principal amount and interest into Common Stock, such conversion shall occur on a variable basis at the lower of 85% of the volume weighted average trading price for the 10 days prior to issuance of a notice of conversion by a holder of a Note, but subject to a minimum conversion price of $0.45 and a maximum conversion price of $0.65. If the Company fails to deliver stock certificates upon the conversion of these Notes at the specified time and in the specified manner, the Company will be required to make substantial payments to the holders of the Notes.

We have agreed to register the common shares issuable upon conversion of the Notes and exercise of the warrants. We have agreed to file the registration statement within 40 days after the Closing Date.

Holders of the Notes may require the Company to redeem any or all of the outstanding Notes upon the occurrence of any one or more of events of default specified in the Notes.

The Warrants, issued as of May 11, 2007, are exercisable at any time until their expiry date. Holders of the Warrants are entitled to exercise their warrants on a cashless basis following the first anniversary of issuance if a Registration Statement is not in effect at the time of exercise.

We have agreed not to exercise any of our rights under the Standby Equity Distribution Agreement entered into with an investor on March 8, 2006, to sell any Common Stock or other equity of the Company to that investor unless approved in writing by each holder of the Warrants.

Holders of Notes are subject to certain limitations on their rights to convert the Notes. The principal limitation is that unless waived, the holder may not, with certain limited exceptions, convert into a number of shares that would, together with other shares held by the holder, exceed 4.99% of the then outstanding shares of the Company after such conversion. The exercise of the Warrants is subject to a similar limitation.

The conversion price of the Notes and the exercise price of the Warrants are subject to adjustment. Under the agreements with the holders of the Notes, the Company agreed that if the Company makes certain offers or sales of its Common Stock (or securities convertible into Common Stock) to any third party during the period from the Closing Date for so long as the Notes remain unpaid or converted, adjustments would be made to the conversion price of the then unconverted Notes and to the exercise price of the then unexercised Warrants. The exercise price of the Warrants also are subject to adjustment in the event of certain capital adjustments or similar transactions, such as a stock split or merger.

The Company also agreed that so long as any principal amount of the Notes issued remain unpaid and unconverted, without the prior written consent of the Noteholders, the Company will not enter into any new transaction for the offer or sale of the Company’s securities when such transaction provides for a variable conversion price or a variable exercise price. The Company also agreed that until 100 days after the effective date of the Registration Statement it will not enter into any other transaction for the offer or sale of any of its securities except a limited common stock issuance that will not be registered.

Under certain circumstances, the Company will be obligated to pay liquidated damages to the holders of the Convertible Notes if the Registration Statement is filed late and/or is not declared effective by the Securities and Exchange Commission within 140 days after the Closing Date. Similar payments will be required if the registration is subsequently suspended beyond certain agreed upon periods. The amount of liquidated damages that may become payable may be substantial.

The CEO and CFO of our company have also agreed not to sell any of their shares in our company, unless sold in the open market for over $0.90, until 9 months after the investors’ registration statement has been declared effective.

These securities were issued pursuant to the exemption from registration under the United States Securities Act of 1933 provided by Section 4(2), Section 4(6) and/or Rule 506 of Regulation D promulgated under the 1933 Act to the investors and brokers who are “accredited investors” within the respective meanings ascribed to that term in Rule 501(a) under the 1933 Act. No advertising or general solicitation was employed in offering the securities.

Copies of the Securities Purchase Agreement, Form of Note, Form of Warrant, Registration Rights Agreement and Security Interest Agreement relating to the above transactions, and a copy of a press release of the Company, dated April 4, 2006, are attached hereto. The foregoing descriptions of the above transactions are qualified in their entirety by reference to such exhibits, which are incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

99.1 News Release dated May 14, 2007

10.1 Form of Securities Purchase Agreement

10.2 Form of Convertible Promissory Note

10.3 Form of Common Stock Purchase Warrant

10.4 List of Subscribers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY STAR URANIUM AND METALS CORP.

/s/ James Briscoe

James Briscoe, President and Director

Date: May 14, 2007